Exhibit 5.1

2049 Century Park East, Suite 2900, Los Angeles, CA 90067 ● (310) 556-1801

August 9, 2022

Board of Directors

NuZee, Inc.

1401 Capital Avenue, Suite B

Plano, Texas 75074

Ladies and Gentlemen:

We are acting as counsel to NuZee, Inc., a Nevada corporation (the “Company”), in connection with the public offering of up to 4,830,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”). The offering by the Company is being made pursuant to a prospectus supplement dated August 7, 2022 and the accompanying base prospectus dated October 2, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-248531) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable the Company to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and the Prospectus.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, solely on Chapter 78 of the Nevada Revised Statutes, as amended including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement, dated August 7, 2022, by and between the Company and Maxim Group, LLC, as representative of the several underwriters listed in Schedule 1 thereto, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to Polsinelli PC under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Polsinelli PC

Polsinelli PC

polsinelli.com

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